Exhibit 99

Press Release

Triad Guaranty Inc. Increases Reserves Substantially in the Third Quarter, Reports Net Loss of $31.8 Million

WINSTON-SALEM, N.C., October 24, 2007 -- Triad Guaranty Inc. (NASDAQ GS: TGIC) today reported a net loss for the quarter ended September 30, 2007 of $31.8 million compared with net income of $19.4 million for the same quarter in 2006. The diluted loss per share was $2.13 for the third quarter of 2007 compared to diluted earnings per share of $1.30 for the third quarter of 2006. Realized investment gains, net of taxes, had no impact on diluted per share amounts for the third quarter of 2007 or 2006.

The net loss for the nine months ended September 30, 2007 was $2.5 million compared to net income of $57.5 million for the same period in 2006. The diluted loss per share was $0.17 for the first nine months of 2007 compared to diluted earnings per share of $3.86 for the same period in 2006. Realized investment losses, net of taxes, increased the net loss per share by $0.13 for the first nine months of 2007. Realized investment gains, net of taxes, increased earnings per share by $0.07 for the first nine months of 2006.

Mark K. Tonnesen, President and Chief Executive Officer, said, “The third quarter marked an escalation of the market changes that began earlier this year. Our portfolio experienced significant pressures on the heels of the liquidity issues that affected the availability of mortgage lending and the rapid deterioration of the housing markets in certain areas of the United States. During the third quarter we took action to increase reserves significantly, reflecting both the increase in newly reported defaults as well as the effect of a declining cure rate on existing defaults.”

Mr. Tonnesen continued, “Triad is known for its efforts to maintain a high quality portfolio and we remain committed to this objective. Nevertheless, our results demonstrate that we are not immune from the forces at play. While it is true that there are many favorable trends in our business, including persistency, improved underwriting and mortgage insurance penetration, we remain cautious regarding the state of the market. During the quarter, we and our customers significantly tightened guidelines. Our near term goals are to invest in areas of loss mitigation, help all stakeholders better understand our business through increased transparency, and support our customers as they seek quality underwriting decisions.”

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Total insurance in force reached $68.0 billion at September 30, 2007 compared with $53.9 billion at September 30, 2006. Insurance in force included Primary of $45.3 billion and Modified Pool of $22.7 billion at September 30, 2007, compared with $32.1 billion and $21.8 billion, respectively, for the comparable period in 2006. New insurance written during the third quarter of 2007 totaled $4.4 billion compared with $6.2 billion written in the third quarter of 2006. Primary new insurance written for the third quarter of 2007 was $4.4 billion compared to $3.3 billion in the third quarter of 2006. The Company had no Modified Pool transactions in the third quarter of 2007 compared with $3.0 billion for the same period of 2006. The underlying volume of structured bulk transactions comprising both Primary and Modified Pool business may fluctuate significantly from quarter to quarter.

Earned premiums for the third quarter of 2007 were $72.1 million, an increase of 33% over the same period in 2006 and up 3% from the second quarter of 2007. The growth in earned premiums was principally due to growth in Primary insurance in force. Annual persistency on the Primary business was 79% at September 30, 2007, compared with 75% at September 30, 2006.

Net losses and loss adjustment expenses of $106.8 million for the third quarter of 2007, compared to $19.3 million for the comparable quarter of 2006, reflect the substantial changes that have occurred in the mortgage and housing markets this year. Net losses and loss adjustment expenses for the third quarter of 2007 include a reserve increase of $78.3 million and paid claims of $28.5 million, compared to a reserve increase of $5.7 million and paid losses of $13.6 million for the third quarter of 2006.

Average severity on Primary paid claims was $36,900 in the third quarter of 2007, up significantly from $30,900 in the second quarter of 2007 and $25,700 in the third quarter of 2006. The average severity on paid claims related to Modified Pool in the third quarter was $41,300, which was also up significantly compared to $26,600 in the second quarter of 2007 and $18,800 reported in the third quarter of 2006. The Primary delinquency rate was 2.80% at September 30, 2007 compared with 2.30% at June 30, 2007 and 2.37% at September 30, 2006. The Modified Pool delinquency rate was 4.42% at September 30, 2007 compared with 3.44% and 2.16% at June 30, 2007 and September 30, 2006, respectively.

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The Company’s loss ratio was 148.2% for the third quarter of 2007 compared to 35.7% for the third quarter of 2006. The Company’s expense ratio was 22.4% for the third quarter of 2007 compared to 24.8% for the third quarter of 2006.

In order to help investors better understand Triad’s business, the Company has posted supplemental information related primarily to product differentiation, risk structures, additional portfolio characteristics and performance on its web site at www.triadguaranty.com .  The supplemental information can be found under 'Investors" and then under 'Webcasts and Presentations' by the title "Supplemental Information - Third Quarter 2007".

(Relevant Triad Guaranty Inc. financial and statistical information follows)

Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the Company’s web site at http://www.triadguaranty.com .

Diluted realized investment gains (losses) per share, net of taxes, is a non-GAAP financial measure. The Company believes this is relevant and useful information to investors because, except for losses on impaired securities, it shows the effect that the Company’s discretionary sale of investments had on earnings. This document may contain forward-looking statements that involve various risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Attention is directed to the discussion of risk and uncertainties as part of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995 contained in the Company’s most recent annual report, Form 10-K and other reports filed with the Securities and Exchange Commission.

SOURCE: Triad Guaranty Inc.

CONTACT: Ken Jones, Senior Vice President and Chief Financial Officer, Triad Guaranty Insurance Corporation, 336-723-1282 ext. 1105 or kjones@tgic.com

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Triad Guaranty Inc.
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2007	2006	2007	2006
	(Dollars in thousands except per share amounts)			
Premiums written:				
Direct	$ 86,946	$ 65,828	$ 248,507	$ 186,101
Ceded	(14,392)	(11,925)	(40,081)	(34,498)
Net premiums written	**$ 72,554**	**$ 53,903**	**$ 208,426**	**$ 151,603**
Earned premiums	$ 72,090	$ 54,077	$ 205,770	$ 152,634
Net investment income	8,370	6,761	23,392	19,518
Net realized investment gains (losses)	85	(36)	(3,020)	1,636
Other income	2	3	6	6
Total revenues	80,547	60,805	226,148	173,794
Net losses and loss adjustment expenses	106,813	19,305	181,287	52,927
Interest expense on debt	1,161	693	2,548	2,080
Amortization of deferred policy acquisition costs	4,567	4,109	13,860	12,089
Other operating expenses - net	11,686	9,279	32,733	26,288
Income (loss) before income taxes	(43,680)	27,419	(4,280)	80,410
Income taxes (benefit)	(11,831)	8,027	(1,780)	22,878
Net income (loss)	**$ (31,849)**	**$ 19,392**	**$ (2,500)**	**$ 57,532**
Diluted earnings (loss) per share	**$ (2.13)**	**$ 1.30**	**$ (0.17)**	**$ 3.86**
Diluted weighted average common and common stock equivalents outstanding (in thousands)	14,921	14,923	14,936	14,900

CERTAIN NON-GAAP FINANCIAL MEASURES:

Diluted earnings per share contribution from realized gains (losses)				
Net realized investment gains (losses)	$ 85	$ (36)	$ (3,020)	$ 1,636
Income taxes (benefit) at 35%	30	(13)	(1,057)	573
After tax realized gains (losses)	$ 55	$ 23	$ 1,963	$ 1,063
Diluted weighted average shares outstanding (in thousands)	14,921	14,923	14,936	14,900
Diluted earnings per share contribution from realized gains (losses)	$ -	$ -	$ (0.13)	$ 0.07

Triad Guaranty Inc.
Consolidated Balance Sheet

	(Unaudited) September 30, 2007	December 31, 2006	(Unaudited) September 30, 2006
	(Dollars in thousands except per share amounts)		
Assets:			
Invested assets:			
Fixed maturities, available for sale, at market	$ 711,918	$ 586,594	$ 590,040
Equity securities, available for sale, at market	3,483	10,417	10,113
Other Investments	-	5,000	5,000
Short-term investments	78,972	5,301	6,023
	794,373	607,312	611,176
Cash and cash equivalents	30,617	38,609	9,230
Deferred policy acquisition costs	35,574	35,143	34,681
Prepaid federal income tax	168,817	166,908	159,268
Other assets	67,292	47,659	43,624
Total assets	**$ 1,096,673**	**$ 895,631**	**$ 857,979**
Liabilities:			
Losses and loss adjustment expenses	$ 200,455	$ 84,352	$ 60,123
Unearned premiums	15,980	13,193	12,457
Short-term debt	80,000	-	-
Deferred income tax	170,477	176,483	175,728
Long-term debt	34,517	34,510	34,508
Other liabilities	23,774	16,869	14,241
Total liabilities	**525,203**	**325,407**	**297,057**
Stockholders' equity:			
Retained earnings	450,576	453,076	444,973
Accumulated other comprehensive income	12,091	12,018	11,836
Other equity accounts	108,803	105,130	104,113
Total stockholders' equity	**571,470**	**570,224**	**560,922**
Total liabilities and stockholders' equity	**$ 1,096,673**	**$ 895,631**	**$ 857,979**
Stockholders' equity per share:	$ 38.30	$ 38.38	$ 37.68
Common shares outstanding (in thousands)	14,920	14,856	14,888